UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NELNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

121 SOUTH 13th STREET SUITE 201 LINCOLN, NE 68508	p 402.458.2370 f 402.458.2399	www.nelnet.net NELNET, INC.

April 25, 2005

Dear Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to Nelnet, Inc.’s Annual Shareholders’ Meeting on Thursday, May 26, 2005 at the Embassy Suites, 1040 P Street, Lincoln, Nebraska at 8:30 a.m., Central Time. The notice of the meeting and proxy statement on the following pages contain information about the meeting.

Your participation in the Annual Meeting is important. We hope that you will be able to attend the meeting and encourage you to read the enclosed materials. At the meeting, members of the Company’s management team will discuss the Company’s results of operations and business plans and will be available to answer your questions. Regardless of whether you plan to attend, we urge you to vote your proxy at your earliest convenience.

Thank you for your support of Nelnet, Inc.

Sincerely,

/s/ Michael S. Dunlap

Michael S. Dunlap
Chairman of the Board of Directors and Co-Chief Executive Officer

Nelnet, Inc.
121 South 13th Street, Suite 201, Lincoln, Nebraska 68508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2005

April 25, 2005

TIME AND DATE	8:30 a.m., Central Time, on Thursday, May 26, 2005

PLACE	Embassy Suites 1040 P Street Lincoln, Nebraska 68508

ITEMS OF BUSINESS	At the Annual Meeting, shareholders will be asked to vote on the following items:

(1) Elect the Board of Directors for a term of one year;
(2) Ratify the appointment of KPMG LLP as independent auditors for 2005; and
(3) Conduct other business if properly introduced.

RECORD DATE	You can vote if you were a shareholder as of the close of business on March 28, 2005.

OTHER INFORMATION	Our 2004 Annual Report and annual report on Form 10-K, which are not part of the proxy soliciting materials, are enclosed.

PROXY VOTING	The Board of Directors solicits your proxy and asks you to vote your proxy at your earliest convenience to be sure your vote is received and counted. The Board of Directors encourages you to attend the meeting in person. Whether or not you plan to attend the meeting, we ask you to sign, date, and mail the enclosed proxy as promptly as possible in order to make sure that your shares will be voted in accordance with your wishes at the meeting. A self-addressed, postage-paid return envelope is enclosed for your convenience. If you attend the meeting, you may vote by proxy or you may revoke your proxy and cast your vote in person. We recommend you vote by proxy even if you plan to attend the meeting.

By Order of the Board of Directors,

/s/ Edward P. Martinez

Edward P. Martinez
Corporate Secretary

Nelnet, Inc.
2005 PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT	1
General Information	1

VOTING	1

CORPORATE PERFORMANCE	3

PROPOSAL 1 – ELECTION OF DIRECTORS	3
Nominees	3

CORPORATE GOVERNANCE	5
Code of Business Conduct and Ethics for Directors, Officers, and Employees	5
Board Composition and Director Independence	5
Governance Guidelines of the Board	5
Board Committees	6
Meetings of the Board	7
Compensation of Directors	7

EXECUTIVE OFFICERS	7

EXECUTIVE COMPENSATION	9
Summary Compensation Table	9
Stock Option, SAR, Long-Term Incentive, and Defined Benefit Plans	9
Compensation Committee Interlocks and Insider Participation	10

REPORT OF THE BOARD COMPENSATION COMMITTEE	10

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS	13
Stock Ownership	13
Section 16(a) Beneficial Ownership Reporting Compliance	15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16

REPORT OF THE BOARD AUDIT COMMITTEE	19

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT AUDITOR	20
Independent Accountant Fees and Services	21

OTHER SHAREHOLDER MATTERS	21
Householding	21
Other Business	21
Shareholder Proposals for 2006 Annual Meeting	22

MISCELLANEOUS	22

APPENDIX A – Audit Committee Charter	A-1

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nelnet, Inc. (the “Company”) for the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 26, 2005, at 8:30 a.m., Central Time, at the Embassy Suites, 1040 P Street, Lincoln, Nebraska 68508. The Annual Meeting will be held for the purposes set forth in the notice of such Annual Meeting on the cover page hereof. The Company’s 2004 Annual Report and annual report on Form 10-K (each of which are not part of the proxy soliciting materials), this Proxy Statement, and the form of Proxy are being mailed by the Company on or about April 25, 2005. Giving the Board of Directors your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify.

You may vote in person at the Annual Meeting or you may vote by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your ownership is recorded directly, you will receive a proxy card. Voting instructions are included on the proxy card. If your share ownership is beneficial (that is, your shares are held in the name of a bank, broker, or other nominee, referred to as in “street name”), your broker will issue you a voting instruction form that you use to instruct them how to vote your shares. Your broker must follow your voting instructions. Although most brokers and nominees offer mail, telephone, and Internet voting, availability and specific procedures will depend on their voting arrangements.

Your vote is important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the meeting by the individuals named on the enclosed proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

VOTING

Who Can Vote

You may vote if you owned Nelnet, Inc. Class A common stock, par value $0.01 per share, or Class B common stock, par value $0.01 per share, as of the close of business on March 28, 2005 (the “record date”). At the close of business on March 28, 2005, 39,734,664 and 13,962,954 shares of the Company’s Class A and Class B common stock, respectively, were outstanding and eligible to vote. The Class A common stock is listed on the New York Stock Exchange, under the symbol “NNI.” The Class B common stock is not listed on any exchange or market. At the Annual Meeting, each Class A and Class B shareholder will be entitled to one and 10 vote(s), respectively, in person or by proxy, for each share of common stock owned of record at the close of business on March 28, 2005. The stock transfer books of the Company will not be closed. The Secretary of the Company will make a complete record of the shareholders entitled to vote at the Annual Meeting available for inspection by any shareholder from May 16, 2005 through the date of the Annual Meeting at its headquarters in Lincoln, Nebraska at any time during usual business hours. Such records will also be available for inspection at the Annual Meeting.

As a matter of policy, the Company keeps proxies, ballots, and voting tabulations that identify individual shareholders private. Such documents are available for examination only by certain representatives associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed, except as may be necessary to meet legal requirements.

How You Vote

You have two voting options:

  By mail by completing, signing, dating, and returning the enclosed proxy card; or
  By attending the Annual Meeting and voting your shares in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of identification for entrance to the Annual Meeting.

If your Nelnet, Inc. shares are held in street name, your broker will issue you a voting instruction form. If you want to vote Nelnet, Inc. shares that you hold in street name at the Annual Meeting, you must request a legal proxy from your bank, broker, or other nominee that is the record holder of your shares and present that proxy and proof of identification for entrance to the meeting.

What You Are Voting On

There are two proposals that will be presented for your consideration at the meeting:

  Electing nine directors; and
  Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2005.

Both proposals have been submitted on behalf of the Company’s Board of Directors.

How You Can Change Your Vote

A shareholder whose ownership is recorded directly has the power to change or revoke a proxy prior to the final vote at the Annual Meeting by either giving written notice of revocation to the Corporate Secretary, submitting a new signed proxy card with a later date, or attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy; you must specifically revoke your proxy.

A shareholder whose shares are owned beneficially through a bank, broker, or other nominee must contact that entity to change or revoke a previously given proxy.

Quorum Needed To Hold the Meeting

In order to conduct the Annual Meeting, a majority of the Company’s shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the Annual Meeting, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange rules allow banks, brokers, and other nominees to vote shares held by them for a customer on matters that the New York Stock Exchange determines to be routine, even though the bank, broker, or nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker, or other nominee has not received voting instructions from the customer and the bank, broker, or nominee cannot vote the shares because the matter is not considered routine under New York Stock Exchange rules.

Counting Your Vote

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. If you hold your shares in your name and do not return valid proxy instructions or do not vote in person at the Annual Meeting, your shares will not be voted. If you hold your Nelnet, Inc. shares in the name of a bank, broker, or other nominee, and you do not give that nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on certain “routine” matters as discussed above. At the Annual Meeting, that would mean that the nominee can vote your shares on both proposals if you do not timely provide instructions for voting your shares.

Giving the Board your proxy also means that you authorize their representatives to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this Proxy Statement.

What Vote is Needed

Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. At our Annual Meeting, the maximum number of directors to be elected is nine. Shares not voted, whether marked “WITHHOLD AUTHORITY” on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked “WITHHOLD AUTHORITY” as to any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

With respect to the election of directors, shareholders of the Company, or their proxy if one is appointed, have cumulative voting rights under the laws of the State of Nebraska. That is, shareholders, or their proxy, may vote their shares for as many directors as are to be elected, or may cumulate such shares and give one nominee as many votes as the number of directors to be elected multiplied by the number of their shares, or may distribute votes on the same principle among as many nominees as they may desire. If a shareholder desires to vote cumulatively, he or she must vote in person or give his or her specific cumulative voting instructions to the designated proxy that the number of votes represented by his or her shares are to be cast for one or more designated nominees.

A majority of votes cast at the meeting is required to approve Proposal 2 (ratifying the appointment of KPMG LLP). Abstentions and broker “non-votes” will not be counted as votes cast for the proposal, however, they will be counted for purposes of determining whether there is a quorum (as discussed previously). Accordingly, an abstention or “non-vote” will have the effect of a negative vote.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

  “FOR” each of our nominees to the Board of Directors; and
  “FOR” ratifying the appointment of KPMG LLP as our independent auditors.

A proxy, when executed and not revoked, will be voted in accordance with the authorization contained therein. Unless a shareholder specifies otherwise, all shares represented will be voted in accordance with our Board of Directors’ recommendations.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2005.

Cost of This Proxy Solicitation

The Company will pay the cost of soliciting proxies, including the preparation, assembly, and mailing of material. Directors, officers, and regular employees of the Company may solicit proxies by telephone, electronic communications, or personal contact, for which they will not receive any additional compensation in respect of such solicitations. The Company will also reimburse brokerage firms and others for all reasonable expenses for forwarding proxy materials to beneficial owners of the Company's stock.

CORPORATE PERFORMANCE

The Company’s 2004 Annual Report to shareholders and annual report on Form 10-K are included in the mailing with this Proxy Statement. We encourage you to read these items carefully.

The following graph compares the change in the cumulative total shareholder return on the Company’s Class A common stock to that of the cumulative return of the Dow Jones U.S. Equity Market Index and the Dow Jones U.S. Financial Services Index. The graph assumes that the value of an investment in the Company’s Class A common stock and each index was $100 on December 11, 2003 (the date of the Company’s initial public offering of its Class A common stock), and that all dividends, if applicable, were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG NELNET, INC., THE DOW JONES US EQUITY MARKET INDEX
AND THE DOW JONES US FINANCIAL SERVICES INDEX

Company/Index	12/11/03	12/31/03	12/31/04
Nelnet, Inc.	$100.00	$102.75	$123.53
Dow Jones U.S. Equity Market Index	$100.00	$103.71	$116.17
Dow Jones U.S. Financial Services Index	$100.00	$103.63	$118.41

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Shareholders are asked to elect nine directors to serve on the Board for a one-year term or until their successors are elected or appointed.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board has nominated each of the current directors for reelection.

The Board of Directors recommends that shareholders vote FOR the election of each nominee (named below) to the Board of Directors. Proxies will be so voted unless shareholders specifically withhold authority to vote for a nominee on their proxy card.

In the event that any nominee becomes unavailable for election for any reason, the shares represented by proxy will be voted for any substitute nominees designated by the Board, unless the proxy withholds authority to vote for all nominees. The Board of Directors knows of no reason why any of the persons nominated to be directors might be unable to serve if elected and each nominee has expressed an intention to serve if elected. There are no arrangements or understandings between any of the nominees and any other person pursuant to which any of the nominees was selected as a nominee.

Listed below are the names of the nine nominees to serve as director, together with: their ages, the year during which they were first elected a director of the Company, their principal occupation(s) during the past five years, and any other directorships they serve with publicly-held companies (if applicable).

Name, Age, and Service as a Director	Principal Occupation(s) and Other Directorships

Michael S. Dunlap, 41 Director since January 1996	Chairman and Co-Chief Executive Officer, Nelnet, Inc.
	•	Chairman and Co-Chief Executive Officer, Nelnet, Inc., August 2003 – present; President and sole Chief Executive Officer, December 2001 – August 2003; Chairman of the Company’s predecessor in interest, January 1996 – December 2001
	•	President and Director, Farmers & Merchants Investment Inc. (“F&M”), the parent of Union Bank and Trust Company (“Union Bank”), January 1995 – present (F&M is an affiliate of the Company)
	•	Non-Executive Chairman, Union Bank, August 2003 – present; Chief Executive Officer, January 2001 – August 2003; Executive Vice President, January 1993 – January 2001 (Union Bank is an affiliate of the Company)

Stephen F. Butterfield, 52 Director since January 1996	Vice-Chairman and Co-Chief Executive Officer, Nelnet, Inc.
	•	Co-Chief Executive Officer, Nelnet, Inc., August 2003 – present; Vice-Chairman, March 2000 – present; Vice-Chairman of the Company’s predecessor in interest, January 1996 – March 2000
	•	President, Student Loan Acquisition Authority of Arizona, January 1989 – February 2000

James P. Abel, 54 Director since August 2003	Chief Executive Officer, NEBCO, Inc.
	•	Chief Executive Officer, NEBCO, Inc., a company with interests in the manufacture of building materials, construction, insurance, mining, railroading, farming, and real estate, 2004 – present; President and Chief Executive Officer, 1983 – 2004
	•	Director, Ameritas Life Insurance Corporation, Ameritas Holding Company, Ameritas/ACACIA Mutual Holding Co., and AMAL Corporation

Don R. Bouc, 58 Director since March 2000	President Emeritus, Nelnet, Inc.
	•	President Emeritus, Nelnet, Inc., January 2005 – present; President, March 2000 – January 2005
	•	President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., May 1997 – March 2001

Thomas E. Henning, 52 Director since August 2003	President and Chief Executive Officer, Assurity Security Group, Inc. and its subsidiaries, Security Financial Life Insurance Company and Assurity Life Insurance Company
	•	President and Chief Executive Officer, Assurity Security Group, Inc. and its subsidiaries, Security Financial Life Insurance Company and Assurity Life Insurance Company, 1990 - present
	•	Director, Pine Lake Advisors, a subsidiary of Security Financial Life Insurance Company

Arturo R. Moreno, 58 Director since August 2003	Chief Executive Officer, Angels Baseball LP
	•	Chief Executive Officer, Angels Baseball LP, a sports management company, May 2003 – present
	•	President, Chief Operating Officer, and Director, Outdoor Systems, Inc., an outdoor advertising organization, 1984 – 1999

Brian J. O’Connor, 49 Director since August 2003	Senior Vice-President, Hutchinson, Shockey, Erley & Co.
	•	Senior Vice-President, Hutchinson, Shockey, Erley & Co., which underwrites and trades securities for various local governments, 1997 – present

Michael D. Reardon, 52 Director since December 2003	Chairman, HyperFlo LLC Chief Executive Officer, Provision Communications, LLC
	•	Chairman, HyperFlo, LLC, a manufacturer of precision cleaning equipment, 1997 – present
	•	Chief Executive Officer, Provision Communications, LLC, a telecommunications company, January 2004 – present

James H. Van Horn, 52 Director since March 2001	President and Chief Executive Officer, InTuition Development Holdings, LLC
	•	President and Chief Executive Officer, InTuition Development Holdings, LLC, a records administration company, June 2003 – present
	•	Executive Director, Nelnet, Inc., October 2002 – May 2003; Senior Vice-President, March 2000 – October 2002
	•	President, InTuition, Inc., 1998 – May 2003 (Nelnet, Inc. purchased InTuition, Inc. in June 2000)

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics for Directors, Officers, and Employees

The Company has a written code of business conduct and ethics. The Company’s existing code of conduct applies to all of the Company’s directors, officers, and employees, including the Company’s Co-Chief Executive Officers and Chief Financial Officer, and is designed to promote ethical and legal conduct. Among other items, the guidelines address the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code. This code is available on the Company’s Web site at www.nelnetinvestors.net under “Governance.”

Board Composition and Director Independence

The Board of Directors is composed of a majority of independent directors as defined by the rules of the New York Stock Exchange. A director does not qualify as an independent Director unless the Board has determined pursuant to applicable legal and regulatory requirements that such Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company).   The Nominating and Corporate Governance Committee review compliance with the definition of “independent” Director annually.

In 2004, the Board evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities where they are an executive officer, partner, member, and/or significant shareholder. As part of this evaluation, the Board noted that none of the Directors received any consulting, advisory, or other compensatory fees from the Company (other than for services as a Director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to the Company. Based on this independence review and evaluation, and on other facts and circumstances the Board deemed relevant, the Board, in its business judgment, determined that all of the Company’s directors and nominees are independent, with the exception of Messrs. Dunlap, Butterfield, and Bouc, who are all current employees of the Company, and Mr. Van Horn, who is a former employee of the Company.

Our independent directors are responsible for reviewing and approving all new transactions, and any material amendments or modifications to existing transactions, between the Company and Union Bank or any other affiliated party. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Governance Guidelines of the Board

The Board’s governance is guided by the Company’s Corporate Governance Guidelines. The Board’s current guidelines are available at the Company’s Web site at www.nelnetinvestors.net under “Governance.” Among other matters, the guidelines include the following:

  A majority of the members of the Board must be independent directors.
  All directors stand for re-election every year.
  The Board undertakes an annual self-review.
  The Board and each Board Committee has the authority to engage independent or outside counsel, accountants, or other advisors, as it determines to be necessary or appropriate. All related fees and costs of such advisors are paid by the Company.
  Board members have open communication with all members of management and counsel.
  Non-Employee Directors meet in executive session, without the presence of management. Mr. Reardon, who is chairman of the Nominating and Corporate Governance Committee, presides at these executive sessions. Anyone who has concern about the Company may communicate that concern directly to these Non-Employee Directors. Such communication may be mailed to the Corporate Secretary at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. All such communications will be forwarded to the appropriate Non-Employee Directors for their review. The Non-Employee Directors may take any action deemed appropriate or necessary, including the retention of independent or outside counsel, accountants, or other advisors, with respect to any such communication addressed to them. No adverse action will be taken against any individual making any such communication to the Non-Employee Directors.

Board Committees

The Board uses committees to assist it in the performance of its duties. The standing committees of the Board are the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Each committee, other than the Executive Committee, is composed entirely of independent directors. The purposes of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance committee and their current members are set forth below.

Audit Committee - The Audit Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Audit Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Board Committees.” The Audit Committee Charter is also attached to this Proxy Statement as Appendix A.

The Audit Committee is composed of Messrs. Henning, O’Connor, and Reardon. The Committee held 13 meetings in 2004. Each member of the Audit Committee is (1) “independent” in accordance with the rules and regulations of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission and (2) sufficiently financially literate to enable him to discharge the responsibilities of an Audit Committee member. Mr. Henning has accounting and related financial management expertise and serves as the committee’s “audit committee financial expert,” as defined in the applicable rules and regulations of the Securities and Exchange Commission.

The Audit Committee provides assistance to the Board of Directors in its oversight of the integrity of the Company’s financial statements, the performance of the Company’s internal audit functions, the procedures undertaken by the independent auditors, and the Company’s compliance with other regulatory and legal requirements. The Audit Committee discusses with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommends to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K. The Audit Committee also selects the independent auditors for the next year.

Compensation Committee - The Compensation Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Compensation Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Board Committees.”

The Compensation Committee is composed of Messrs. Abel, Moreno, and Reardon. The Committee held five meetings in 2004. The members of the Compensation Committee are (1) “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange, (2) “Non-Employee Directors” as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, and (3) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee oversees the Company’s compensation and benefit policies. The Company’s compensation policies are designed with the goal of maximizing shareholder value over the long term. The Compensation Committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of the Company’s shareholders. The Company’s compensation program combines two components: base salary and performance payments. The level of compensation is based on numerous factors, including achievement of results and financial objectives established by the Compensation Committee and the Board of Directors. Salary and performance payments are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies.

Nominating and Corporate Governance Committee - The Nominating and Corporate Governance Committee operates pursuant to a formal written charter, approved by the Board, which sets forth the committee’s functions and responsibilities. The Nominating and Corporate Governance Committee Charter is posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Board Committees.”

The Nominating and Corporate Governance Committee is composed of Messrs. Henning, O’Connor, and Reardon. The Committee held three meetings in 2004. The members of the Nominating and Corporate Governance Committee are “independent” as determined in accordance with the rules and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on the Company’s Board of Directors, identifying members of the Board to serve on each Board committee, overseeing the evaluation by the Board of itself and its committees, identifying individuals to serve as officers of the Company and recommending such individuals to the Board, as well as developing and overseeing the Company’s internal corporate governance processes. The Company’s Corporate Governance Guidelines establish criteria for specific qualities and skills to be considered by the Nominating and Corporate Governance Committee as necessary for the Company’s directors to possess. This criteria includes, among other items, independence, diversity, integrity, understanding the Company’s corporate philosophy, valid business or professional knowledge, proven record of accomplishment with excellent organizations, ability to challenge and stimulate management, and willingness to commit time and energy. The Nominating and Corporate Governance Committee has been given the responsibility to take all reasonable steps to identify and evaluate nominees for director and has adopted a policy requiring it to consider written proposals for director nominees received from shareholders of the Company. No such proposals were received during 2004 from a beneficial owner of more than

5% of Nelnet’s stock (other than current management). There is no difference in the manner in which the committee evaluates director nominees based on whether the nominee is recommended by a shareholder. All of the nominees identified in the Company’s proxy card are up for re-election and have been recommended by the Committee.

The Company’s By-Laws include provisions setting forth the specific conditions under which persons may be nominated by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that nominee proposals from shareholders are in writing and that shareholders comply with the time-frame requirements described under “OTHER SHAREHOLDER MATTERS – Shareholder Proposals for 2006 Annual Meeting” for shareholder proposals not included in the Company’s Proxy Statement. A copy of such provisions is available upon request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Corporate By-Laws are also posted on the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Corporate Documents.”

Executive Committee - The Executive Committee is composed of Messrs. Dunlap, Butterfield, Bouc, and O’Connor. The Executive Committee, established by the Board of Directors, exercises all of the powers of the full Board in the management of the business and affairs of the Company, subject only to limitations as the Board of Directors may impose from time to time, or as limited by applicable law. There were no meetings of the Executive Committee in 2004.

Meetings of the Board

The Board of Directors held five meetings during the year ended December 31, 2004. All directors attended at least 75% of the meetings of the Board and committees on which they serve, except for Mr. Moreno, who was not able to do so due to business and other conflicts.

Compensation of Directors

Non-Employee Directors receive an annual retainer of $50,000. The Company also pays an additional annual retainer of $10,000 to those Non-Employee Directors who serve on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, or the Executive Committee, as applicable. Non-Employee Directors also earn a fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Directors who are employees of the Company do not receive any consideration for participation in Board meetings or committee meetings.

Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, a share-based compensation plan for Non-Employee Directors pursuant to which Non-Employee Directors can elect to receive their annual retainer fees in the form of cash or the Company’s Class A common stock. Up to 100,000 shares may be issued under the plan, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure. If a Non-Employee Director elects to receive Class A common stock, the number of shares of Class A common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 85% of the fair market value of a share of Class A common stock on the date the fee is payable. Non-Employee Directors who choose to receive Class A common stock may also elect to defer receipt of the Class A common stock until termination of their service on the Board of Directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from the Board of Directors.

Notwithstanding the foregoing, no election was available to any Non-Employee Director for annual retainer fees paid for 2004. Instead, the annual retainer fee for each Non-Employee Director for 2004 was paid in the form of a number of shares of Class A common stock determined by dividing the amount of the annual retainer fee by 85% of the December 2003 initial public offering price of the Company’s Class A common stock. The annual retainer fee for each Non-Employee Director for 2004 was payable by the Company as soon as practicable following the consummation of the Company’s initial public offering. These shares were issued on February 19, 2004.

This plan may be amended or terminated by the Board of Directors at any time, but no amendment or termination will adversely affect a Non-Employee Director’s rights with respect to previously deferred shares without the consent of the Non-Employee Director.

EXECUTIVE OFFICERS

Under the Company's By-Laws, each executive officer holds office for a term of one year or until their successor is elected and qualified. The executive officers of the Company are elected by the Board of Directors at its annual meeting immediately following the annual meeting of shareholders.

The following sets forth the executive officers of the Company, their names, their ages, their positions with the Company, and if different, their business experience during the last five years.

See "PROPOSAL 1 - ELECTION OF DIRECTORS - Nominees" for biographical information regarding Messrs. Dunlap and Butterfield.

Name and Age	Position and Business Experience

David A. Bottegal, 48
  Executive Director and Chief Marketing Officer, Nelnet, Inc., October 2002 – present
  Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., September 2001 – October 2002
  Vice President of Sales and Marketing, Sallie Mae, Inc., 1998 – 2001

Raymond J. Ciarvella, 48	Executive Director and Chief Information Officer, Nelnet, Inc., May 2003 – present; Executive Director, March 2000 – May 2003; Chief Operating Officer, September 1993 – March 2000

Todd M. Eicher, 35	Executive Director, Nelnet, Inc., May 2003 – present; Senior Vice President, July 1997 – May 2003

Matthew D. Hall, 45	Executive Director, Nelnet, Inc., October 2002 – present Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., 1992 – October 2002

Terry J. Heimes, 40
  Executive Director and Chief Financial Officer, Nelnet, Inc., March 2001 – present
  Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 – October 2002; Vice President of Finance, October 1998 – March 2001

Edward P. Martinez, 51	Executive Director, Chief Legal Officer, and Corporate Secretary, Nelnet, Inc., August 2003 – present; General Counsel, April 1989 – present

Jeffrey R. Noordhoek, 39
  Executive Director and Capital Markets Officer, Nelnet, Inc., October 2002 – present; Vice President, January 1996 – March 2001
  Senior Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., March 2001 – October 2002

Cheryl E. Watson, 44
  Executive Director and Chief Communications Officer, Nelnet, Inc., September 2004 – present; Executive Director, October 2002 – September 2004
  Executive Vice President, National Education Loan Network, Inc., a subsidiary of Nelnet, Inc., April 2002 – October 2002
  Vice President and Treasurer, Sallie Mae, Inc., August 2000 – June 2001
  President and Chief Financial Officer, USA Group Secondary Market Services, Inc., January 2000 – June 2001; various manager and officer positions, May 1988 – December 2000

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information relating to compensation paid for services rendered during the fiscal years ended December 31, 2004, 2003, and 2002, with respect to the compensation paid and bonuses granted to the Company’s Co-Chief Executive Officers as well as each of the Company’s other four most highly compensated executive officers during the year ended December 31, 2004 (collectively, the “Named Executive Officers”). Salaries and bonuses are paid at the discretion of the Board of Directors.

		Annual compensation(a)					All other compensation

Name and principal position	Year	Salary ($)		Bonus ($)(b)		Other ($)(c)	($)(d)

Michael S. Dunlap	2004	323,456	(e)	733,831		17,687	8,890
Co-Chief Executive Officer	2003	713,462		297,262		101,091	8,192
	2002	450,000		675,198		–	2,642

Stephen F. Butterfield	2004	1,000,039		733,831		32,774	8,890
Co-Chief Executive Officer	2003	713,462		388,994		9,359	8,192
	2002	450,000		675,198		–	2,642

Don R. Bouc(f)	2004	350,014		500,000		–	8,890
President Emeritus	2003	485,692		397,072		1,281	8,600
	2002	700,000		–		–	1,830

Raymond J. Ciarvella	2004	233,001		351,900	(g)	–	8,744
Executive Director and Chief	2003	224,692		1,107,000	(h)	–	8,576
Information Officer	2002	240,000		510,000		–	6,076

David A. Bottegal	2004	232,034		352,800		–	8,829
Executive Director and Chief	2003	220,000		142,000		–	8,576
Marketing Officer	2002	179,167		150,000		–	5,307

Matthew D. Hall	2004	228,442		352,800		–	8,744
Executive Director	2003	190,000		142,000		–	8,360
	2002	283,059		150,000		–	5,860

(a)	Executive officers may receive perquisites and personal benefits, the dollar amounts of which are below current Securities and Exchange Commission thresholds for reporting requirements.

(b)	Amounts, excluding amounts paid for the termination of consulting and employment agreements, represent bonuses paid in 2005, 2004, and 2003 for services rendered during the 2004, 2003, and 2002 calendar years, respectively.

(c)	Amounts represent personal use of Company aircraft.

(d)	Amounts represent matching contributions under the Company’s 401(k) plan and premiums on life insurance. During 2004 and 2003, all Named Executive Officers received $8,200 and $8,000, respectively, in matching 401(k) contributions. During 2002, Messrs. Dunlap, Butterfield, Bouc, Ciarvella, Bottegal, and Hall received matching 401(k) contributions of $2,450, $2,450, $1,710, $5,500, $4,947, and $5,500, respectively.

(e)	Mr. Dunlap requested that $700,000 of his authorized base salary of $1,000,000 be distributed to certain senior management individuals for exemplary performance during the year.

(f)	In 2003 and 2002, $298,000 and $650,000, respectively, of Mr. Bouc’s salary was paid by Great Plains Financial, LLC, which had a consulting arrangement with the Company. This agreement was terminated in July 2003. Effective January 3, 2005, Mr. Bouc retired from his position as President of the Company and now serves as President Emeritus.

(g)	Amount includes $100,000 of Class A common stock issued under the Company’s Restricted Stock Plan in lieu of cash at the election of Mr. Ciarvella. Such stock was not subject to any vesting, forfeiture, or transfer restrictions.

(h)	Amount includes a bonus of $897,000 paid to Mr. Ciarvella in August 2003 in connection with the termination of his employment agreement.

Stock Option, SAR, Long-Term Incentive, and Defined Benefit Plans

The Company does not have any stock option, SAR, long-term incentive, or defined benefit plans covering its Named Executive Officers.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Messrs. Abel, Moreno, and Reardon, none of whom is, or has been, an officer or employee of the Company.

In September 2004, the Company sold its aircraft. NEBCO, Inc., of which Mr. Abel is a principal shareholder and an executive officer, purchased a partial interest in this sale. Total consideration paid by NEBCO, Inc. was $1,191,058. The sale price of the Company’s aircraft was arrived at through arms-length negotiations between officers of the Company and the purchasers, based in part upon valuation information obtained from an independent third party and information contained in the “Aircraft Value Reference,” a valuation reference guide utilized in the aircraft sales industry. The Board of Directors determined that such transaction did not impair the independence of Mr. Abel in accordance with New York Stock Exchange listing rules.

REPORT OF THE BOARD COMPENSATION COMMITTEE

Compensation Committee Governance

The Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of independent Board members. The Committee is responsible for reviewing all aspects of compensation for the Co-Chief Executive Officers (“Co-CEO’s”) and the other executive officers of the Company, including the Named Executive Officers set forth in this proxy statement. The Committee operates under a written charter adopted by the Board.

Executive Compensation Policies

It is the Company’s policy, as approved by the Committee, to have compensation plans and practices designed for a performance based organization, and that align the interests of the executive officers with the shareholders. Accordingly, an objective of the Committee is to award compensation that is based on Company and individual performance, and that is designed to motivate our executive officers to achieve strategic business objectives and to continue to perform at high levels in the future. The annual and long-term performance measures used by the Committee in reviewing executive compensation include the levels of the Company’s consolidated net income before income taxes under generally accepted accounting principles (“GAAP”) and consolidated base income before income taxes (“Base Income”, which is computed as consolidated net income before income taxes under GAAP, excluding derivative market value adjustments, amortization of intangible assets, and variable-rate floor income), growth in the Company’s student loan assets, development of strategic relationships to facilitate the Company’s continued growth, student loan customer service satisfaction survey results, and related individual and business unit performance factors. It is the Committee’s policy that all of the Company’s compensation plans and practices must comply with all applicable laws, rules, and regulations.

The Company also strives to provide an environment that will attract, motivate, and retain executive officers that provide the Company leadership, industry success, and performance results. Accordingly, another objective of the Committee is to provide base salaries that are competitive with base salaries for comparable positions in appropriate peer group companies in the marketplace, employee benefit programs that are also comparable with the programs provided by employers in the same competitive marketplace, and the opportunity for outstanding performers to earn additional compensation through a pay for performance bonus program.

As part of these policies, each year the Committee directs the Company to prepare a compensation philosophy and strategy statement for the compensation of executive officers, and a proposed executive compensation framework for the year. When establishing the proposed compensation framework, a goal of the Company and the Committee is to offer a total compensation potential that will attract, motivate, and retain executives critical to the Company’s long-term success and the creation of shareholder value, and that is competitive with compensation offered at companies that may compete with the Company for executive talent. The peer group used by the Company and the Committee for compensation comparison and analysis purposes includes companies with workforce size, revenues, assets, and market value within a range above and below the Company’s levels. The peer group is reviewed periodically and changes are made as appropriate to reflect changes in the industry. The Company believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total shareholder value. Therefore, peer groups for purposes of compensation analysis will not directly correspond to the broad list of entities that make up the indices reflected in the stock performance comparison graph under the caption “CORPORATE PERFORMANCE” in this proxy statement.

The Committee also requires the Company to consider the compensation levels of senior management within the Company in order to provide appropriate context for making compensation decisions at executive levels. As part of this process, the Company is directed to maintain internal pay equity within the Company by maintaining equitable relationships between each management level with respect to all components of compensation, both individually and in the aggregate, paid to individuals within such management levels.

The Company’s proposed compensation framework for the year is reviewed and approved by the Committee, with any modifications that the Committee deems to be appropriate, after discussions by the Committee over several meetings. To ensure independence and candid discussions, the Committee meets in executive sessions without management to review and approve the compensation framework. As part of this process, the Committee reviews the Company’s goals and financial objectives related to base salaries and incentive compensation, and discusses each of the Co-CEO’s individual performance in reviewing and approving the total compensation potential for each Co-CEO for the year. The Committee also coordinates with the Board to monitor the performance of the Co-CEOs throughout the year to ensure that compensation being provided meets the performance incentive intent of the compensation framework.

Components of Executive Compensation

Compensation paid to the executive officers for 2004 consisted of base salaries and performance bonus payments. The performance bonus payments are based on the Company’s and the individual’s performance, including levels of the Company’s consolidated net income before income taxes under GAAP and Base Income, growth in the Company’s student loan assets, development of strategic relationships to facilitate the Company’s continued growth, student loan customer service satisfaction survey results, and related individual and business unit performance factors. The Company does not currently have a stock option plan whereby executive officers may be granted options to purchase the Company’s stock, but has a Restricted Stock Plan under which executive officers may be issued shares.

Base Salaries

Base salaries for the Company’s executives are based upon an evaluation of individual responsibilities of the executives, market comparisons from annual compensation surveys, and an assessment of each individual’s performance. Base salaries are generally set so that they are within a median range of the compensation survey results, which helps the Company to attract and retain talented executives. Changes in base salaries of executive officers depend on projected changes in the external market as well as individual contributions to the Company’s performance. All base salaries are paid in cash.

Performance Bonus Payments

Performance bonus payments are available for executives based upon a formula that increases the potential payment amount as Company earnings increase. In addition to financial results, each executive’s individual performance is considered in order to determine the final amount of performance payment earned. Performance payments are paid in cash, or at the election of the executive, all or a portion of an equivalent value in shares of Company stock issued under the Company’s Restricted Stock Plan.

The Company has an Executive Officers Bonus Plan for the Co-CEOs and the President of the Company. Under this plan, bonus compensation was available in 2004 to each of the Co-CEOs and the President in the amount of 0.85% of the Company’s consolidated net income before taxes under GAAP for the year, except that the award to the President was limited under the plan to $500,000. Don R. Bouc, who retired from his position as President of the Company effective January 3, 2005, will not be eligible for a bonus under this plan in 2005. Bonus payments under the Executive Officers Bonus Plan for a particular year are made subsequent to year-end after the Company’s earnings for the year have been finalized and announced to the public.

2004 Review of Executive Compensation

The Committee has the authority to engage compensation consultants as the Committee deems necessary, and in 2004 the Committee engaged Towers Perrin to provide outside data, analysis, and insights to assist the Committee in determining appropriate compensation levels for the Company’s executive officers. Over several meetings, the Committee reviewed and discussed compensation studies and reports prepared and updated by Towers Perrin with additional information and analysis as directed by the Committee. The studies and reports were reviewed with a view towards ensuring that all positions were being treated consistently and equitably across the Company. The Committee noted that for the Co-CEOs and the other executive officers that the Company’s base salaries appeared to be slightly lower than those at peer companies and performance-based incentive compensation slightly higher, with overall compensation generally at appropriate levels.

The Committee also reviewed the Co-CEOs and executive officers performance for 2004 in view of the executive compensation framework for 2004. Upon a review of the Company’s and each individual’s performance for 2004, the Committee concluded that the compensation framework for 2004 was reasonable and appropriate.

2004 Compensation for the Co-Chief Executive Officers

The Committee annually reviews and recommends approval to the Board of Directors the compensation of Michael Dunlap and Stephen Butterfield, the Co-CEO’s. The base salaries of Messrs. Dunlap and Butterfield represent comparable salaries for chief executive officers of peer group public companies of the Company’s size. The base salaries also reflect Messrs. Dunlap and Butterfield’s years of experience in the Company’s industry and their position as significant shareholders of the Company. Since Messrs. Dunlap and Butterfield’s long-term financial incentives are already tied to their significant equity investment in the Company, their base salaries are not targeted to exceed the median for peer companies.

The Co-CEOs’ total compensation framework for 2004 reflected several discussions by the Compensation Committee regarding financial and other performance measures by the Company for 2004, and the overall leadership provided by the Co-CEOs to facilitate the attainment of Company objectives in 2004. Such performance measures for 2004 included the growth in the Company’s earnings, Base Income, and student loan assets, reflecting both internal and acquired growth, and the completion of strategic acquisitions in 2004 which diversified the Company’s revenue channels and expanded education finance market opportunities.

In addition, Mr. Dunlap, Mr. Butterfield, and Mr. Bouc were eligible for performance bonus payments under the Company’s Executive Officers Bonus Plan, which provides that these individuals shall receive performance payments in the amount of 0.85% of the Company’s 2004 consolidated GAAP net income before taxes for the year, subject to a cap of $500,000 for Mr. Bouc. Mr. Bouc retired effective January 3, 2005 as the Company’s President but remains active with the Company in its government relations and industry activities and also remains a member of the Company’s Board of Directors.

As leaders of the Company, Messrs. Dunlap and Butterfield are focused on creating long term success for the Company and as significant shareholders, their personal wealth is tied directly to the continued long-term growth in the Company’s value. Accordingly, the Company’s compensation programs do not have an equity component. The Company has a share retention policy that prohibits its executive officers from selling or otherwise disposing of a number of shares of common stock in any calendar year in excess of one-third of the number of shares of common stock beneficially owned by the executive officer on the first day of the calendar year, provided that following five years after the Company’s initial public offering in December 2003, an executive officer will be free to sell or otherwise dispose of all of his or her shares. An executive officer may sell or otherwise dispose of up to $5,000,000 in value of shares of common stock during any calendar year.

Base Salaries

For 2004, the annual base salaries for Messrs. Dunlap and Butterfield were $1,000,000 each. Mr. Bouc’s annual base salary for 2004 was $350,000. Mr. Dunlap requested that $700,000 of his authorized base salary of $1,000,000 be distributed to certain senior management individuals for exemplary performance during the year, and thus Mr. Dunlap received base salary payments of $300,000.

Performance Payments

For 2004, based on the Company’s consolidated GAAP net income before income taxes of $234.4 million, Messrs. Dunlap and Butterfield earned under the Executive Officers Bonus Plan a performance bonus of $1,992,528 each. Messrs. Dunlap and Butterfield elected to have $1,258,697 from each of their bonuses distributed to other management employees, and thus Messrs. Dunlap and Butterfield received performance bonus payments of $733,831 each. The basis for reducing the bonus payments to the Co-CEOs was the Co-CEOs’ and the Committee’s determination that each Co-CEO’s bonus payments should exclude net earnings generated from the 9.5% floor loan income provisions. Bonus payments to Messrs. Dunlap and Butterfield were made in cash.

Other Compensation

The Company owns a controlling interest in an aircraft due to the frequent business travel needs of its executives and the limited availability of commercial flights in Lincoln, Nebraska, where the Company’s headquarters are located. The Company allows Messrs. Dunlap and Butterfield to utilize the aircraft for personal travel when it is not required for business travel. In 2004, Messrs. Dunlap and Butterfield received personal travel benefits valued at $17,687 and $32,774, respectively. The value of the personal use of the aircraft is computed based on the federal income tax regulations, including the Standard Industrial Fare Level (“SIFL”) tables included in the income tax regulations.

The Company “matches” certain employee contributions to its 401(k) savings plan. Matching 401(k) plan contribution amounts by the Company in 2004 for Messrs. Dunlap, Butterfield, and Bouc were $8,200 each. In addition, the Company paid premiums on life insurance for Messrs. Dunlap, Butterfield, and Bouc in the amount of $690 each.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation, subject to certain exceptions, on a public company’s income tax deductibility in any tax year with respect to compensation paid to any employee who is a chief executive officer or one of the other four highest paid executive officers of the company on the last day of that tax year. This limitation does not apply to certain “performance-based” compensation paid under a shareholder approved plan that meets the requirements of Section 162(m) and the regulations thereunder. The Company’s Executive Officers Bonus Plan was approved by the shareholders in 2003 and is designed to comply with the requirements of Section 162(m). Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Named Executive Officers for 2004, except that the portion of Mr. Butterfield’s 2004 base salary and compensation from the personal use of the Company’s aircraft which exceeded $1 million, which portion is a total of approximately $32,813, is not expected to be deductible.

The Committee may consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which may not comply with the Section 162(m) requirements for deductibility if the Committee concludes that such compensation is in the Company’s best interests in providing incentives to attract, motivate, and retain key executives.

2005 Compensation

At the request of the Co-CEOs and after consideration by the Committee of the components of each Co-CEO’s 2004 compensation, the Committee determined to reduce each Co-CEO’s annual base salary for 2005 to $500,000 and set each incentive performance payment potential amount under the Executive Officers Bonus Plan to 0.60% of Base Income. This determination was made based on the review of the Towers Perrin compensation studies and reports and discussions thereof, the Co-CEO’s significant equity investment in the Company, and the future impact related to the recognition of interest income on certain student loan portfolios that began in 2004. The Committee determined that this arrangement would provide appropriate incentives for the Co-CEO’s to increase shareholder value, and if accomplished would allow them to benefit through appropriate compensation opportunities. Mr. Bouc’s annual salary for 2005 will be $100,000, and he will not be eligible for a performance payment in 2005.

Conclusion

Based on the reviews of the Committee of the Company’s executive compensation, the Committee has concluded that the Co-CEOs’ and Named Executive Officers’ total compensation for 2004 was reasonable and appropriate in view of the Company’s performance and objectives.

This report on executive compensation is provided by the following Directors who constitute the Compensation Committee:

James P. Abel, Chairman
Arturo R. Moreno
Michael D. Reardon

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS

Stock Ownership

The authorized common stock of the Company consists of 615,000,000 shares, $0.01 par value. The common stock is divided into two classes, consisting of 600,000,000 shares of Class A common stock and 15,000,000 shares of Class B common stock. The Company also has authorized 50,000,000 shares of preferred stock, $0.01 par value.

The table on the following page sets forth information as of February 15, 2005, regarding the beneficial ownership of each class of the Company’s common stock by:

  each person, entity, or group known by the Company to beneficially own more than five percent of the outstanding shares of any class of common stock;
  each of the Named Executive Officers;
  each incumbent director and each nominee for director; and
  all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a share of the Company’s common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security.

The number of shares of Class B common stock for each person in the table below assumes such person does not convert any Class B common stock into Class A common stock. Unless otherwise indicated in a footnote, the address of each five percent beneficial owner is c/o Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508. Unless otherwise indicated in a footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Beneficial Ownership as of February 15, 2005

	Number of shares beneficially owned					Percentage of shares beneficially owned (1)			Percentage of combined voting power of all classes of stock (2)

Name	Class A		Class B		Total	Class A	Class B	Total

Michael S. Dunlap	18,837,201	(3)	9,752,169	(4)	28,589,370	47.5%	69.7%	53.3%	64.8%

Stephen F. Butterfield	–		6,379,941	(5)	6,379,941	–	45.6%	11.9%	35.5%

Angela L. Muhleisen	18,837,201	(6)	1,907,883	(7)	20,745,084	47.5%	13.6%	38.7%	21.1%

Union Bank and Trust
Company	7,764,097	(8)	1,907,883	(9)	9,671,980	19.6%	13.6%	18.0%	15.0%

Packers Service Group,
Inc.	11,068,604	(10)	–		11,068,604	27.9%	–	20.6%	6.2%

Don R. Bouc	1,996,283	(11)	–		1,996,283	5.0%	–	3.7%	1.1%

David A. Bottegal	450,956		–		450,956	1.1%	–	*	0.3%

Raymond J. Ciarvella	244,500		–		244,500	*	–	*	0.1%

Todd M. Eicher	209,826	(12)	–		209,826	*	–	*	0.1%

Matthew D. Hall	176,095		–		176,095	*	–	*	0.1%

Terry J. Heimes	218,524		–		218,524	*	–	*	0.1%

Edward P. Martinez	92,381	(13)	–		92,381	*	–	*	0.1%

Jeffery R. Noordhoek	1,000,320	(14)	–		1,000,320	2.5%	–	1.9%	0.6%

Cheryl E. Watson	76,319		–		76,319	*	–	*	0.0%

James P. Abel	6,361	(15)	–		6,361	*	–	*	0.0%

Thomas E. Henning	8,922		–		8,922	*	–	*	0.0%

Arturo R. Moreno	13,361		–		13,361	*	–	*	0.0%

Brian J. O'Connor	14,482		–		14,482	*	–	*	0.0%

Michael D. Reardon	6,482	(16)	–		6,482	*	–	*	0.0%

James H. Van Horn	90,081		–		90,081	*	–	*	0.1%

Executive officers and
directors as a group
(17 persons)	22,342,909		13,983,454		36,326,363	56.3%	100.0%	67.7%	90.3%

*	Less than 1%.

(1)	Based on 39,687,037 shares of Class A common stock and 13,983,454 shares of Class B common stock outstanding as of February 15, 2005.

(2)	These percentages reflect the different voting rights of the Company’s Class A common stock and Class B common stock. Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted upon by the Company’s shareholders.

(3)	Includes shares owned by entities which Mr. Dunlap may be deemed to control, consisting of: 11,068,604 shares owned by Packers Service Group, Inc., of which Mr. Dunlap is a director and president and owns 28.3% of the outstanding capital stock, 4,500 shares owned by Farmers & Merchants Investment Inc. (“F&M”), of which Mr. Dunlap is a director and president and owns or controls 38.4% of the outstanding voting stock, 2,690,227 shares held by Union Bank and Trust Company (“Union Bank”) as Trustee under several grantor retained annuity trusts, and 5,073,870 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank. Mr. Dunlap is non-executive chairman of and controls Union Bank through F&M. Mr. Dunlap disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class A GRATs and for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank. He also disclaims beneficial ownership of the shares held by Packers Service Group, Inc. and F&M, except to the extent of his pecuniary interest therein.

(4)	Includes 1,701,000 shares owned by Mr. Dunlap’s spouse, 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Dunlap is chairman and owns 50.0% of the outstanding capital stock, 1,345,918 shares held by Union Bank as Trustee for a GRAT established by Mr. Dunlap, and 561,965 shares held by Union Bank as Trustee under a GRAT. Mr. Dunlap disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein. Mr. Dunlap also disclaims beneficial ownership of the 561,965 shares held by Union Bank as Trustee under the Class B GRAT.

(5)	Includes 1,586,691 shares owned by Union Financial Services, Inc., of which Mr. Butterfield is a director and president and owns 50.0% of the outstanding capital stock and 561,965 shares held by Union Bank as Trustee for a GRAT established by Mr. Butterfield. Mr. Butterfield disclaims beneficial ownership of the shares held by Union Financial Services, Inc., except to the extent of his pecuniary interest therein.

(6)	Includes 88,864 shares jointly owned by Ms. Muhleisen and her spouse, 905,479 shares owned by her spouse, 1,591,042 shares held by Union Bank as Trustee for Class A GRATs established by Ms. Muhleisen and her spouse, and shares that are owned by entities that Ms. Muhleisen may be deemed to control, consisting of: 11,068,604 shares owned by Packers Service Group, Inc., of which Ms. Muhleisen is a director and owns or controls 27.0% of the outstanding capital stock, 4,500 shares owned by F&M, of which Ms. Muhleisen is a director and executive vice president and owns or controls 35.9% of the outstanding capital stock, 1,099,185 shares held by Union Bank as Trustee under several Class A GRATs, and 3,013,248 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank. Ms. Muhleisen, the sister of Michael S. Dunlap, is a director, president, and chief executive officer of and controls Union Bank through F&M. Ms. Muhleisen disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class A GRATs, except for her retained beneficial interest in 1,591,042 shares of Class A common stock held in trust on her behalf and on behalf of her spouse under two of the Class A GRATs, and of the 3,013,248 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank. She also disclaims beneficial ownership of the shares held by Packers Service Group, Inc. and F&M, except to the extent of her pecuniary interest therein. The address for Ms. Muhleisen is c/o Union Bank and Trust Company, P.O. Box 82529, Lincoln, Nebraska 68501.

(7)	Includes 1,907,883 shares held by Union Bank as Trustee under two Class B GRATs. Ms. Muhleisen disclaims beneficial ownership of the shares held by Union Bank as Trustee under the Class B GRATs.

(8)	Includes 642,000 shares held as trustee for the University of Nebraska Foundation, 66,000 shares held by the Union Bank profit sharing plan, 1,066,279 shares held for the account of Angela L. Muhleisen, 292,173 shares held as trustee for a Class A GRAT established by Jeffrey R. Noordhoek, a total of 807,012 shares held as trustee for various Class A GRATs established by Don R. Bouc and his spouse, 795,521 shares held as trustee for a Class A GRAT established by Angela L. Muhleisen, 795,521 shares held as trustee for a Class A GRAT established by Ms. Muhleisen’s spouse, 905,479 shares held for the account of Ms. Muhleisen’s spouse, 88,864 shares held for the account of Ms. Muhleisen or her spouse, and a total of 2,305,248 shares held for the accounts of miscellaneous trusts, IRAs, and investment accounts at Union Bank. Union Bank disclaims beneficial ownership of such shares except to the extent that Union Bank actually has or shares voting power or investment power with respect to such shares. The address for Union Bank is P.O. Box 82529, Lincoln, Nebraska 68501; Attention: Angela L. Muhleisen, President.

(9)	Includes 1,907,883 shares held by Union Bank as Trustee under two Class B GRATs. Union Bank disclaims beneficial ownership of such shares except to the extent that Union Bank actually has or shares voting power or investment power with respect to such shares.

(10)	The address for Packers Service Group is c/o Nelnet, Inc., 121 South 13th Street, Lincoln, Nebraska 68508; Attention: Michael S. Dunlap.

(11)	Includes 100,000 shares owned by Great Plains Financial, LLC, a limited liability company of which Mr. Bouc is the sole member, 77,121 shares owned by Mr. Bouc’s spouse, and 807,012 shares held by Union Bank as Trustee under Class A GRATs established by Mr. Bouc and his spouse.

(12)	Includes 121,835 shares owned by Mr. Eicher’s spouse.

(13)	Includes 250 shares owned by Mr. Martinez’s daughter.

(14)	Includes 292,173 shares held by Union Bank as Trustee under a Class A GRAT established by Mr. Noordhoek.

(15)	Includes 500 shares owned by Mr. Abel’s spouse.

(16)	Includes 2,000 shares owned jointly by Mr. Reardon and his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of Company securities, and changes in reported ownership. Executive officers, directors, and greater than ten percent shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the year ended December 31, 2004 the Company’s executive officers, directors, and greater than ten percent beneficial owners timely filed all reports they were required to file under Section 16(a), except as follows. During 2004, one report covering one acquisition transaction involving a grant of securities by the Company was filed late by each of James P. Abel, Thomas E. Henning, Arturo R. Moreno, Brian J. O’Connor, Michael D. Reardon, and James H. Van Horn, and one report covering an indirect acquisition transaction was filed late by each of Michael S. Dunlap and Angela L. Muhleisen. In addition, Don R. Bouc, Stephen F. Butterfield, and Jeffrey R. Noordhoek filed amendments to their initial ownership reports originally filed in 2003 to reflect securities held in grantor retained annuity trusts that were not included in the original reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the Company’s directors and members of management beneficially own shares of stock or other ownership interests in other entities with which the Company does business and, in some cases, they serve on the Board of Directors and/or as executive officers of one or more such entities. These related parties include:

• Union Bank and Trust Company and Farmers & Merchants Investment Inc. — Union Bank is controlled by F&M, which owns 80.9% of Union Bank’s stock. Michael S. Dunlap, a Co-Chief Executive Officer of the Company, owns or controls 38.4% of the stock of F&M, while Mr. Dunlap’s sister, Angela L. Muhleisen, owns or controls 35.9% of such stock. Mr. Dunlap serves as a director and president of F&M and as non-executive chairman of Union Bank. In 2003, Mr. Dunlap resigned as chief executive officer of Union Bank. Ms. Muhleisen serves as director and executive vice president of F&M and as a director, president, and chief executive officer of Union Bank. At February 15, 2005, Union Bank beneficially owned 18.0% of the Company’s common stock. F&M does not own 5% or more of the Company’s stock; however, the stock holdings of both Union Bank and F&M are deemed to be beneficially owned by both Mr. Dunlap and Ms. Muhleisen, respectively. At February 15, 2005, Mr. Dunlap beneficially owned 53.3% of the Company’s outstanding common stock and Ms. Muhleisen beneficially owned 38.7% of the Company’s outstanding common stock.

• Union Financial Services, Inc., or Union Financial — Union Financial is 50% owned by Mr. Dunlap and 50% owned by Stephen F. Butterfield, the Company’s Co-Chief Executive Officers. Mr. Butterfield also serves as president of Union Financial. Union Financial does not own 5% or more of the Company’s common stock; however, its holdings are deemed to be beneficially owned by both Messrs. Dunlap and Butterfield. At February 15, 2005, Mr. Butterfield beneficially owned 11.9% of the Company’s outstanding common stock.

Transactions with Union Bank

Union Bank is a major source of student loan origination and sales volume for the Company. In June 1997, Union Bank entered into a commitment to sell to the Company rights with respect to future originations of guaranteed student loans which exceed the annual aggregate amount of $120 million; however, Union Bank held an option to retain 25% of its originations in excess of $240 million in a given year and to retain the rights to any of the remaining 75% of originations in excess of $240 million by paying an amount equal to the amount by which the fair market value of such originations exceeds the principal balance. The Company pays Union Bank a purchase price equal to 100% of the outstanding principal balance and accrued and unpaid interest on the loans purchased pursuant to this agreement, and also reimburses Union Bank for origination fees required to be paid to the Department of Education, for origination costs, and any borrower incentive program costs offered. The Company granted to Union Bank an option to sell up to $120 million of federally guaranteed student loans per year at the same purchase price described above. During 2004, the Company paid approximately $13.6 million plus the outstanding principal and accrued and unpaid interest of approximately $648.0 million to Union Bank for the purchase of student loans. This agreement renews automatically for successive one-year terms unless both parties mutually agree to terminate it.

Effective January 1999, the Company entered into an agreement with Union Bank to reimburse certain of Union Bank’s student loan-related marketing expenses arising from Union Bank engaging in its ordinary student loan marketing activities. Union Bank agreed to bear the first $240,000 of annual marketing costs incurred by it. In April 2001, as a part of an amendment to this agreement, the Company agreed to assume the bulk of marketing responsibilities for Union Bank and to hire Union Bank’s marketing personnel if Union Bank decided to reduce its marketing personnel commitment. The amendment adjusted the marketing expense sharing arrangement to more closely approximate a prorated portion of the costs associated with the volume of loans acquired from Union Bank. During 2004, the Company received from Union Bank marketing expense reimbursements in the net amount of approximately $0.9 million. This marketing expense reimbursement agreement is coterminous with the student loan origination transfer agreement described in the preceding paragraph. As consideration for the assumption of the costs with respect to Union Bank’s marketing employees, Union Bank granted the Company rights to hire its marketing personnel, transferred servicing and origination software to the Company, and increased the origination fee paid per loan. The origination fee that Union Bank agreed to pay the Company for originating Union Bank’s student loans is reimbursed to Union Bank when the Company acquires those loans from Union Bank pursuant to the agreement described in the preceding paragraph. The Company’s obligation to share Union Bank’s marketing expenses is indirectly related to the volume of originations resulting from such marketing efforts.

In 1999, the Company entered into a 360-day commitment with Union Bank to purchase its federally guaranteed student loans, in which Union Bank retained rights pursuant to the agreement discussed previously, at par. This purchase commitment has been renewed annually for successive terms after its inception. The commitment has grown into an obligation to purchase an aggregate amount of up to $1.25 billion of student loans from Union Bank. The consideration the Company received is Union Bank’s obligation to sell $37.5 million of student loans per year at a premium of 1.5% above par. In accordance with the terms of this agreement, in 2004, Union Bank sold student loans with an aggregate outstanding balance of approximately $37.5 million, which was included in the $648.0 million aggregate sale figure referenced previously. Union Bank has also granted the Company a right to purchase student loans it may wish to sell to third parties and, if such right is exercised, the purchase price will be 101.5% of outstanding principal and 100% of accrued interest. Such rights to purchase are applicable to loans in which Union Bank retains origination rights (the first $120 million per year originated and 25% of the originations in excess of $240 million per year). This purchase commitment agreement is terminable by either party by the giving of notice of termination at least 90 days prior to the end of the then current 360-day term.

Pursuant to a June 2001 agreement, Union Bank, in its capacity as trustee for various grantor trusts, agreed to purchase from the Company up to $750 million of participation interests in student loans. In 2004, the Company retained a portion of the interest earned from the participated loans at a rate equal to the difference between the borrower’s interest rate on the loans and the 90-day commercial paper rate plus 22.5 basis points (this rate changed from 90-day commercial paper rate plus 30 basis points pursuant to an amendment effective February 2004). However, the Company also must continue to pay the servicing costs with respect to such participated loans. The Company sold to Union Bank, as trustee, participation interests with balances of approximately $272.8 million as of December 31, 2004. The Company has the option to purchase the participation interests from these grantor trusts at the end of a 364-day term upon termination of the participation certificate. The agreement automatically renews for additional 364-day terms unless either party gives notice to terminate. The agreement is also terminable by either party upon five business days’ notice. This agreement provides beneficiaries of Union Bank’s grantor trusts with access to investments in interests in student loans, while providing liquidity to the Company on a short-term basis.

On February 4, 2005, the Company entered into an agreement to amend the above agreements with Union Bank. Under the agreement, Union Bank agreed to sell to the Company a portfolio of guaranteed student loans with an aggregate outstanding balance of approximately $600 million. The Company agreed to pay the outstanding principal and accrued interest with respect to the student loans to be purchased, together with a one-time payment to Union Bank in the amount of $20 million. Union Bank also committed to transfer to the Company substantially all of the remaining balance of Union Bank’s origination rights in guaranteed student loans to be originated in the future, except for student loans previously committed for sale to others. Union Bank will continue to originate student loans, and such guaranteed student loans not previously committed for sale to others are to be sold by Union Bank to the Company in the future. Union Bank also granted to the Company exclusive rights as marketing agent for student loans on behalf of Union Bank, and thus the Company no longer has any duty to reimburse Union Bank for marketing expenses as described previously under the January 1999 agreement.

In 2004, Union Bank paid the Company a marketing fee of $0.5 million on a loan sale.

In April 2004, the Company acquired a 100% ownership interest in SLAAA Acquisition Corp. (“SLAAA”). SLAAA, as assignee, is party to an agreement in which Union Bank has committed to sell to SLAAA an aggregate of $300 million of student loans between April 2003 and April 2007, at a purchase price equal to 4% above par. The commitment of Union Bank to sell loans under this agreement terminated in January 2005.

The Company services loans for Union Bank, and, pursuant to a servicing agreement dated January 1, 1998, as amended, the Company charges a standard origination and servicing fee at a level substantially commensurate to those charged to the majority (in terms of volume of loans serviced) of the Company’s non-affiliated servicing clients. Union Bank paid the Company fees pursuant to this servicing agreement aggregating approximately $5.4 million in 2004. The Company’s accounts receivable as of December 31, 2004 included approximately $0.6 million for loan servicing fees due from Union Bank. The servicing agreement is for a month-to-month term, subject to a removal fee based on the number of loans serviced. The Company may terminate the agreement in the event of a material uncured breach. Pursuant to the February 4, 2005 amendment of agreements with Union Bank, the Company began waiving fees charged under the servicing agreement on all loans as they are funded by and sold to the Company.

The Company subleases 4,124 square feet of office space from Union Bank under the same terms that are charged to Union Bank by the non-affiliated landlord. During 2004, the Company made rent payments to Union Bank of approximately $39,000. This sublease agreement is coterminous with the master lease between Union Bank and the non-affiliated landlord. In addition, in April 2000, Nelnet Capital, LLC, a subsidiary of Nelnet, Inc. (“Nelnet Capital”) leased office space and office amenities from Union Bank at the rate of $1,000 per month. This agreement terminated in April 2005.

The Company has obtained the right to acquire from Union Bank 100% of the participation interests in an unspecified volume of private loans which comply with the Company’s internal underwriting criteria (as modified from time to time). On these participations, the Company earns 100% of the borrower interest rate, less servicing costs thereon in an amount equal to 1% per annum of the aggregate average outstanding principal balances of such participations. The parties mutually agree upon the volume of such participations from time to time. In 2004, the Company did not purchase any participation interests in private loans pursuant to this agreement. The agreement is subject to termination upon 30 days’ notice by either party.

The Company has entered into an agreement to assist Union Bank in marketing and providing program operations related to the Nebraska College Savings Plan, or the College Savings Plan, a plan under Section 529 of the Internal Revenue Code. Union Bank has agreed to pay the Company fees in an amount equal to 50% of the net profits, if any, associated with Union Bank’s program management agreement with the College Savings Plan. Union Bank is entitled to a fee as program manager pursuant to its program management agreement with the College Savings Plan and is not entitled to other payments pursuant to that agreement. The Company has agreed to share 50% of the expenses relating to the program, up to a capped amount of $1.25 million over the life of the agreement, as well as 50% of mutually agreeable costs related to the program operations, if any, which exceed the aggregate of $1.25 million. In 2004, the Company received a net fee of approximately $1.3 million arising from this agreement. This consulting and services agreement terminates when Union Bank’s program manager agreement with the College Savings Plan terminates, in approximately seven years.

Nelnet Capital serves as distributor on behalf of Union Bank for all advisor-sold accounts with the College Savings Plan. Nelnet Capital is entitled to approximately 10 basis points of plan assets pursuant to this agreement. Either party upon 30 days’ notice may terminate this agreement. Nelnet Capital also serves as distributor on behalf of Union Bank for the TD Waterhouse accounts within the College Savings Plan. This agreement terminates upon termination of the TD Waterhouse distribution agreement for the College Savings Plan. Nelnet Capital received payments aggregating approximately $190,000 from these agreements in 2004.

In March 2001, Nelnet Capital hired Adminisystems, Inc., a subsidiary of F&M, to perform certain administrative services in connection with the investment portfolios maintained by the College Savings Plan. The fees to be paid under this agreement equal 40% of the distribution fees that Nelnet Capital receives with respect to certain accounts placed with the College Savings Plan. Nelnet Capital paid Adminisystems, Inc. approximately $127,000 in 2004. Any party upon 60 days’ notice may terminate this agreement.

The Company invests in student loan-backed investment securities from time to time by establishing several grantor trusts with Union Bank as trustee for Union Bank’s Short Term Federal Investment Trust. As a grantor, the Company places cash into the trust account, and Union Bank uses such cash to acquire interests in student loan-backed investment securities on the Company’s behalf. The Company earns the yield on the securities purchased by the trust and pays to Union Bank a trustee fee based on amounts invested and upon the type of investment asset being acquired in the trust account. The Company had approximately $245.9 million invested in these trusts or deposited at Union Bank in operating accounts, of which approximately $210.8 million is cash collected for customers, as of December 31, 2004. Union Bank has created in excess of 1,000 similar Short Term Federal Investment Trusts with non-affiliated trust beneficiaries, and the fees and terms applicable to the trust agreements it has entered into with the Company are the same as the fees charged by Union Bank to the majority (in terms of assets) of non-affiliated persons. As trustee, Union Bank has agreed to return the Company’s funds invested in these trusts or assets held on the Company’s behalf in these trusts upon 30 days’ notice from the Company at any time and thus terminate the trusts. The Company utilizes these trust arrangements as a short-term investment facility. Interest income earned by the Company on the amounts invested in these trusts was $1.6 million in 2004.

The Company and Union Bank have an employee sharing arrangement with respect to a small group of employees. The arrangement requires each counter party receiving services from any such employee to pay for the share of the employee’s salary and payroll equal to the approximate percentage of such employee’s time devoted to such recipient. This agreement renews automatically for one-year terms unless the parties mutually agree not to renew. During 2004, Union Bank paid the Company a net amount of approximately $37,000 under this agreement.

Union Bank has issued two letters of credit for the benefit of the Company, each dated February 25, 2005, in the amounts of $189,142 and $4,900, respectively. Union Bank charged no fee for providing these letters of credit.

Nelnet, Inc. and Nelnet Capital have retained Union Bank to administer each of their 401(k) profit sharing plans pursuant to a series of agreements. The fees charged by Union Bank are commensurate with those Union Bank charges to other employee benefit customers. The Company paid Union Bank the sum of approximately $130,000 in fees for these plans in 2004. These agreements may be terminated upon 60 days’ notice from either party.

Union Bank permits Nelnet Capital to gain certain access to Union Bank customers by permitting marketing efforts in Union Bank facilities. Nelnet Capital paid Union Bank 90% of its gross commissions, after deducting trading and closing expenses, which was approximately $164,000 in 2004.

Nelnet Capital has an agreement with Union Bank to provide mortgage loan consulting services. Nelnet Capital received fees for these services of approximately $148,000 in 2004.

In October 2002, Nelnet Capital agreed to act as the principal underwriter for the Stratus Funds, Inc., or Stratus Funds, a group of mutual funds associated with Union Bank and of which Mr. Dunlap serves as president. Nelnet Capital did not receive any fees in 2004 pursuant to this agreement. This agreement has a one-year term that renews automatically, with the Stratus Funds’ prior approval, for successive one-year terms unless terminated by a vote of the majority of the Board of Directors, including a majority of disinterested directors, of the Stratus Funds or a majority of its shareholders. Nelnet Capital may also terminate this agreement on 60 days’ notice.

Transactions with Farmers & Merchants and Its Related Parties

The Company has provided to The First Marblehead Corporation, or First Marblehead, and each special purpose entity, or SPE, named in the agreement a guarantee of liabilities of First National Bank Northeast, or First National, pursuant to indemnity covenants given by First National to First Marblehead with respect to a sale of loans from First National to First Marblehead. Mr. Dunlap is a director of First National, and F&M owns, indirectly, approximately 25% of the outstanding capital stock of that financial institution. The Company’s liability under such guarantee is limited to an aggregate amount of $10 million, plus costs incurred by First Marblehead with respect to recovery efforts. In consideration for such guarantee, First Marblehead agreed to pay or cause a SPE to pay the Company the sum of 1% of the outstanding balance of private loans sold by First National to First Marblehead. This guarantee remains in effect until First Marblehead and the SPEs receive written notice from the Company to discontinue the guarantee or until all obligations of First National pursuant to its indemnity of First Marblehead are paid in full. The Company earned nothing in 2004 from this agreement and has not paid out any sums pursuant to the indemnity covenants there under.

On October 1, 2001, the Company’s subsidiary, Nelnet Private Student Loan Corporation-1, as purchaser, entered into a private loan purchase agreement with First National, as seller. The subsidiary purchases private loans from time to time from First National, at a purchase price equal to the outstanding principal and accrued and unpaid interest on any such loans purchased. The subsidiary purchased an aggregate of approximately $9.8 million of private loans from First National under this agreement in 2004.

In January 2002, the Company entered into an intercreditor agreement with F&M and Bank of America, N.A., pursuant to which F&M agreed to subordinate certain of its rights as one of the Company’s lenders to the rights of Bank of America. This agreement terminated in February 2004.

Nelnet Capital has an agreement with F&M pursuant to which Nelnet Capital, for a fee equal to the amount received by F&M, assists with the performance of mortgage loan consulting services that F&M provides for a third-party bank. Nelnet Capital received fees of approximately $108,000 in 2004 from this agreement. This agreement terminates when the agreement between F&M and the third-party bank terminates.

In March 2000, F&M furnished a $1 million unsecured line of credit to Nelnet Capital with interest accruing at the prime rate. No monies have ever been drawn or advanced on this line. The initial term of this line of credit expired in March 2005.

Transactions with Union Financial

In April 2002, Nelnet Capital retained Union Financial to provide consulting services in connection with an advisory agreement between Nelnet Capital and J.P. Morgan Securities Inc. This agreement is coterminous with the advisory agreement between Nelnet Capital and J.P. Morgan Securities Inc. Nelnet Capital paid Union Financial nothing in 2004 pursuant to this agreement.

Other Related Party Transactions

In September 2004, the Company sold its aircraft. NEBCO, Inc., of which Mr. Abel is a principal shareholder and an executive officer, purchased a partial interest in this sale. Total consideration paid by NEBCO, Inc. was $1,191,058. The sale price of the Company’s aircraft was arrived at through arms-length negotiations between officers of the Company and the purchasers, based in part upon valuation information obtained from an independent third party and information contained in the “Aircraft Value Reference,” a valuation reference guide utilized in the aircraft sales industry. The Board of Directors determined that such transaction did not impair the independence of Mr. Abel in accordance with New York Stock Exchange listing rules.

The Company provides a $1.0 million operating line of credit to Premiere Credit of North America, LLC (“Premiere”), an entity with 50% interest owned by the Company. As of December 31, 2004, Premiere owed the Company approximately $879,000 under this line of credit. This line of credit is automatically renewable for 1 year terms. Cheryl E. Watson, Executive Director and Chief Communications Officer of the Company, is a manager of Premiere.

Nelnet Mentor LLC, an entity with 50% interest owned by the Company, owed the Company $510,000 as of December 31, 2004. David A. Bottegal, Executive Director and Chief Marketing Officer of the Company, is a manager of the partnership.

REPORT OF THE BOARD AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Committee”) is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors, and the Company’s compliance with legal and regulatory requirements. The Committee has the sole authority and responsibility to select, determine the compensation of, evaluate, and when appropriate, replace the Company’s independent auditors. The Committee has three independent directors and operates under a written charter adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix A. The Board has determined that each Committee member is independent under the standards of director independence established under our Corporate Governance Policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. The Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles or as to auditor independence. We rely, without independent verification on the information provided to us and on the representations made by management and the independent auditors.

We held 13 meetings during 2004. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors, and the Company’s independent auditors, KPMG LLP. We discussed with the Company’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We reviewed and discussed the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

We reviewed and discussed the Company’s guidelines, policies, and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate. We reviewed and discussed with management its reports on risk management. We reviewed and discussed the Committee’s charter, policies, and practices.

We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2004 with management, the internal auditors, and KPMG LLP. We reviewed and discussed with management, the internal auditors, and KPMG LLP management’s annual report on the Company’s internal control over financial reporting and KPMG’s attestation report. We also discussed with management, internal auditors, and KPMG LLP the process used to support certification by the Company’s Co-Chief Executive Officers and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the processes used to support management’s annual report on the Company’s internal controls over financial reporting.

We also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

KPMG LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. We discussed with KPMG LLP their independence from the Company. When considering KPMG’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. We also reviewed, among other things, the audit, audit-related, and tax services performed by, and the amount of fees paid for such services to KPMG LLP. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

Based on our review and these meetings, discussions, and reports, and subject to the limitations on our role and responsibilities referred to previously and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2004 be included in the Company’s annual report on Form 10-K.

We have also selected KPMG LLP as the Company’s independent auditors for the year ended December 31, 2005 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

Brian J. O’Connor, Chairman
Thomas E. Henning
Michael D. Reardon

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee selects the Company’s independent auditor. This proposal is put before the shareholders because the Board believes that it is good corporate practice to seek shareholder ratification of the selection of the independent auditor. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of KPMG LLP as independent auditors for 2005.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of KPMG LLP. Unless marked to the contrary, proxies will be voted FOR the ratification of the appointment of KPMG LLP as independent auditors for 2005.

Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Independent Accountant Fees and Services

Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2004 and 2003 are set forth below.

	2004	2003

Audit Fees	$838,416	$1,289,803
Audit-Related Fees	594,764	373,490
Tax Fees	376,659	353,540
All Other Fees	–	–

Total	$1,809,839	$2,016,833

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company and subsidiary audits, the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

Audit-Related fees were for assurance and other services related to service provider compliance reports, employee benefit plan audits, and consultations concerning financial accounting and reporting standards.

Tax fees were for services related to tax compliance and planning.

The Audit Committee’s pre-approval policy and procedures are outlined in its charter. The Audit Committee is the sole authority to appoint, retain, and terminate the Company's independent auditor, which reports directly to the Audit Committee. The Audit Committee is directly responsible for the evaluation, compensation (including as to fees and terms), and oversight of the work of the Company's independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company. All related fees and costs of the independent auditor, as determined by the Audit Committee, are paid promptly by the Company in accordance with its normal business practices. All auditing services and permitted non-audit services performed for the Company by the independent auditor, including the services described above, are pre-approved by the Audit Committee, subject to applicable laws, rules, and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant pre-approvals with respect to auditing services and permitted non-auditing services, provided that any such grant of pre-approval shall be reported to the full Audit Committee at its next meeting.

OTHER SHAREHOLDER MATTERS

Householding

The Securities and Exchange Commission has approved a rule concerning the delivery of annual reports and proxy statements that permits a single set of these reports to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice sent earlier this year to certain beneficial shareholders who share a single address, only one annual report and proxy statement will be sent to that address unless that shareholder has notified the Company that the shareholder wants to receive multiple copies. Shareholders that received a single copy of the annual report or proxy statement and wish to receive separate copies in the future may submit a written request to: Nelnet, Inc., 121 South 13th St., Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. Shareholders who received separate copies of the annual report or proxy statement that wish to receive a single copy in the future may also contact us to request delivery of a single copy.

Other Business

On the date of mailing this Proxy Statement, the Board of Directors has no knowledge of any other matter which will come before the Annual Meeting other than the matters described herein. However, if any such matter is properly presented at the Annual Meeting, the proxy solicited hereby confers discretionary authority to the proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the Annual Meeting.

Shareholder Proposals for 2006 Annual Meeting

Shareholder proposals intended to be presented at the 2006 Annual Meeting of Shareholders, set for May 25, 2006, must be received at the Company’s offices at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary, on or before December 26, 2005, to be eligible for inclusion in the Company's 2006 proxy materials. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Proxy Rules”). The submission of a shareholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law, and other legal requirements and without seeking to have the proposal included in the Company’s Proxy Statement pursuant to the Proxy Rules. The Company’s By-Laws provide that the Secretary of the Company must receive any such proposal or nominations for the Company’s 2006 Annual Meeting by February 24, 2006 (90 days before the 2006 Annual Meeting date). The notice must contain the information required by the Company’s By-Laws. A proxy may confer discretionary authority to vote on any matter at a meeting if the Company does not receive notice of the matter within the time frame described above. A copy of the Company’s By-Laws is available at the Company’s Web site at www.nelnetinvestors.net under “Governance” – “Corporate Documents” or is available upon request to: Nelnet, Inc., 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.

MISCELLANEOUS

The information referred to under the captions “CORPORATE PERFORMANCE,” “REPORT OF THE BOARD COMPENSATION COMMITTEE,” and “REPORT OF THE BOARD AUDIT COMMITTEE” (to the extent permitted under the Securities Act of 1933 (the “1933 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under the 1934 Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.

Appendix A

Nelnet, Inc.
Audit Committee Charter

Organization

The Board of Directors of Nelnet, Inc. (the "Company") shall designate annually, based upon the recommendation of the Nominating and Governance Committee of the Board of Directors, an Audit Committee comprised of three or more Directors, who may be removed by the Board of Directors in its discretion. Each member of the Audit Committee shall be, as determined and disclosed by the Board of Directors, (1) "independent" as determined in accordance with the rules and regulations of the New York Stock Exchange (the "NYSE") and the rules and regulations of the Securities and Exchange Commission (the "SEC) and (2) sufficiently financially literate to enable him or her to discharge the responsibilities of an Audit Committee member (or he or she must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee). Additionally, at least one member of the Audit Committee shall have accounting or related financial management expertise and qualify as an "audit committee financial expert," as defined in applicable rules and regulations of the SEC. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall comply with and satisfy the rules and regulations of the SEC, applicable securities laws, the rules and regulations of the NYSE and all other applicable laws, rules and regulations. The Audit Committee shall report regularly to the Board of Directors.

A Chairman of the Audit Committee shall be elected annually by the Board of Directors, based upon the recommendation of the Nominating and Governance Committee.

Purpose

The primary purpose of the Audit Committee is to assist the Board of Director's oversight of (1) the integrity of the Company's financial statements, (2) the independent auditor's qualifications, independence and performance, (3) the performance of the Company's internal audit function and (4) the Company's compliance with legal and regulatory requirements. The Audit Committee, if asked to do so by the Board of Directors, shall function as the Company's qualified legal compliance committee ("QLCC'), as defined under applicable SEC rules and regulations.

The Audit Committee shall prepare the audit committee report required by the rules and regulations of the SEC to be included in the Company's annual proxy statement, or, if the Company does not file a proxy statement, in the Company's annual report on Form 10-K filed with the SEC, in accordance with applicable rules and regulations.

While the Audit Committee recognizes the importance of its role, it is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company's financial statements are in all material respects complete, accurate and prepared in accordance with generally accepted accounting principles ("GAAP"), or to certify the Company's financial statements. These are the responsibilities of management and the independent auditor. It is also not the responsibility of the Audit Committee to guarantee the independent auditor's report. The Audit Committee shall assist the Board of Directors in overseeing management's fulfillment of its responsibilities in the financial reporting process of the Company. The Audit Committee also shall be directly responsible for the oversight of the independent auditor's fulfillment of its responsibilities in the financial reporting process of the Company.

Meetings

The Audit Committee shall meet at least four times each year, or more frequently as it deems necessary or appropriate to carry out its responsibilities, and may, at its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. Meetings of the Audit Committee shall be called by the Chairman of the Audit Committee, the Chairman of the Board, the Vice-Chairman of the Board, or the President of the Company. All such meetings shall be held pursuant to the By-laws of the Company with regard to notice and waiver thereof, and written minutes of each such meeting shall be duly filed in the Company's records. In order to foster open communication, the Audit Committee shall meet periodically with senior management, the head of the Company's internal audit department and the independent auditor in separate private sessions to discuss any matters that the Audit Committee or any such persons believe appropriate. The Audit Committee may also ask members of management or others to attend Audit Committee meetings and provide pertinent information as necessary.

Relationship With Independent Auditors

The Audit Committee shall have the sole authority to appoint, retain and terminate the Company's independent auditor, which shall report directly to the Audit Committee. The Audit Committee shall be directly responsible for the evaluation, compensation (including as to fees and terms) and oversight of the work of the Company's independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. All related fees and costs of the independent auditor, as determined by the Audit Committee, shall be paid promptly by the Company in accordance with its normal business practices. All auditing services and permitted non-audit services performed for the Company by the independent auditor shall be pre-approved by the Audit Committee, subject to applicable laws, rules and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant pre-approvals with respect to auditing services and permitted non-auditing services, provided that any such grant of pre-approval shall be reported to the full Audit Committee at its next meeting.

Powers and Responsibilities

A. Oversight of the Company's Financial Statements and Disclosure Practices

The Audit Committee shall:

1. Discuss with management and the independent auditor the Company's annual audited financial statements, including the Company's disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board of Directors whether such audited financial statements should be included in the Company's annual report on Form 10-K.

2. Discuss with management and the independent auditor the Company's quarterly financial statements, including the Company's disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

3. Review the Company's disclosure controls and procedures and internal controls and procedures for financial reporting and the certifications required to be made by any officer of the Company in each of the Company's quarterly reports on Form 10-Q and the Company's annual report on Form 10-K (the "Periodic Reports").

4. Prepare the annual report referred to under "Purpose" above.

5. Review all reports from the independent auditor pursuant to applicable laws, rules and regulations concerning:

(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

(c)	other material written communications between management and the independent auditor, such as any management letter or schedule of unadjusted differences.

6. Discuss with the independent auditor certain matters related to the conduct of the audit pursuant to Statement of Auditing Standards No. 61, as amended, including any:

(a)	problems or difficulties encountered by the independent auditor in the course of the audit work;

(b)	restrictions on the scope of the independent auditor's activities or access to information;

(c)	significant disagreements with management;

(d)	communications between the independent auditing team and such team's national office with respect to auditing or accounting issues presented by the engagement;

(e)	accounting adjustments noted or proposed by the independent auditor, but not adopted by the Company; and

(f)	management or internal control letters issued or proposed to be issued by the independent auditor and the Company's response to that letter.

7. Discuss generally with management the types of information to be disclosed and presentations to be made in connection with the Company's (a) issuance of earnings press releases (including the Company's use of "pro forma" or "adjusted" non-GAAP financial information), and (b) 'disclosure of financial information, earnings releases and earnings guidance to analysts and rating agencies. The Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

8. Discuss the Company's policies and guidelines which govern the Company's risk assessment and risk management efforts as well as discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

9. Review and discuss with management and the independent auditor as it deems necessary or appropriate:

(a)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies;

(b)	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the Company's financial statements; and

(c)	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the Company's financial statements.

10. Review disclosures made to the Audit Committee by the Company's Co-Chief Executive Officers and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

B. Oversight of the Company's Independent Auditor

The Audit Committee shall:

1. Obtain and review a report from the independent auditor on at least an annual basis describing:

(a)	the internal quality control procedures of such independent auditor;

(b)	any material issues raised by the independent auditor's most recent internal quality control review or peer review and any steps taken to deal with such issues;

(c)	any material issues raised by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditor and any steps taken to address such issues; and

(d)	all relationships between the independent auditor and the Company.

2. Evaluate the qualifications, performance and independence of the independent auditor, taking into account the foregoing report, the services provided by the independent auditor and the opinions of management and the Company's internal auditors, and report such conclusions to the Board of Directors.

3. Evaluate the lead (or coordinating) audit partner having primary responsibility for the audit, taking into account the opinions of management and the Company's internal auditors.

4. Ensure the required rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the independent audit, and consider whether it is appropriate or necessary, in order to assure continuing independence, to rotate the Company's independent auditor on a regular basis.

5. Recommend to the Board of Directors policies with respect to the employment of current and former employees of the independent auditor who were engaged on the Company's account.

6. Review and discuss with management and the independent auditor the proposed plan and overall scope of the Company's annual audit.

C. Oversight of the Company's Internal Audit Function

The Audit Committee shall:

1. Review the activities of the internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan (including explanations for any deviations from such plan) and all concluded internal audits, including summaries of any significant issues raised during the performance of the internal audits and management's responses.

2. Discuss with management and the independent auditor the responsibilities, budget and staffing of the internal audit department and any recommended changes in the planning and scope of the Company's annual internal audit plan.

3. Approve in advance the appointment and replacement of the senior internal auditing executive.

D. Oversight of the Company's Compliance with Legal and Regulatory Requirements

The Audit Committee shall:

1. Obtain assurance from the independent auditor that the Company is in compliance with the provisions of Section 10A of the Securities Exchange Act of 1934, as amended.

2. Review with management and the independent auditor the Company's Code of Business Conduct and Ethics for Directors, Officers and Employees (the "Code of Conduct"), which prohibits unethical or illegal activities by the Company's directors, officers and employees, as well as review the actions taken to monitor compliance with the Code of Conduct.

3. Review with management, the independent auditor and the Company's counsel any legal, regulatory and environmental matters that may have a material impact on the Company's financial statements or accounting policies.

4. Establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding the Company's accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

5. Review and assess on an annual basis the compliance with all applicable laws, rules and regulations, including those of the SEC and the NYSE, specifically applicable to the composition and responsibilities of the Audit Committee.

E. Qualified Legal Compliance Committee

The Audit Committee, if asked by the Board of Directors to function as a QLCC, shall establish written procedures for the privileged and confidential receipt, retention and consideration of reports to the QLCC by the Company's internal legal officer or any other attorney representing the Company of evidence of a materiel violation of the securities laws, breaches of fiduciary duties or similar violations.

Additional Powers and Responsibilities

The Audit Committee shall have the authority to engage and obtain advice and assistance from independent or outside legal counsel, accountants and other advisors as it determines necessary or appropriate to carry out its duties. All related fees and costs of such advisors, as determined by the Audit Committee, shall be paid promptly by the Company in accordance with its normal business practices. The Company shall also pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall, on an annual basis, review and reassess the adequacy of this Charter and conduct an evaluation of the Audit Committee's own performance during such past year.

The Audit Committee shall perform such other activities as the Board of Directors may from time to time deem necessary or appropriate.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN THIS PROXY AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors Nominees:				FOR	AGAINST	ABSTAIN
	01 James P. Abel 02 Don R. Bouc 03 Stephen F. Butterfield 04 Michael S. Dunlap 05 Thomas E. Henning	06 Arturo R. Moreno 07 Brian J. O’Connor 08 Michael D. Reardon 09 James H. Van Horn	ITEM 2–	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS	☐	☐	☐
	FOR ALL	WITHHOLD AUTHORITY TO VOTE FOR ALL	Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
	☐	☐
For all, except withhold authority for the nominees you list below: (Write that nominee’s name in the space provided below.)
This proxy confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting. As of the date of the accompanying proxy statement, Nelnet management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of Nelnet management.

Signature _________________________________ Signature _________________________________ Date ______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NELNET, INC.

      The undersigned hereby appoints Michael S. Dunlap and Stephen F. Butterfield, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Nelnet, Inc. Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 26, 2005 at 8:30 a.m. Central Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Nelnet, Inc. account online.

Access your Nelnet, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Nelnet, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the Web at http://www.melloninvestor.com
For Technical Assistance Call 1.877.978.7778 between 9am-7pm
Monday-Friday Eastern Time